UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report: August 12, 2019
(Date of earliest event reported)

E*TRADE Financial Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	001-11921	94-2844166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
11 Times Square, New York, New York 10036 (Address of Principal Executive Offices and Zip Code)
(646) 521-4300
(Registrant’s Telephone Number, including Area Code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	ETFC	The Nasdaq Stock Market LLC NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company                                                                          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2019, E*TRADE Financial Corporation (the “Company”) announced (i) Karl A. Roessner’s departure from his position as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”) and (ii) Michael A. Pizzi’s appointment as the Company’s Chief Executive Officer and member of the Board, as well as President and member of the board of directors of E*TRADE Bank.

Karl A. Roessner Transition Agreement. Mr. Roessner notified the Company that he would be leaving the Company. His service as an officer will end on August 14, 2019, but he will remain as an employee of the Company in an advisory capacity until December 31, 2019. The Company has entered into a transition agreement with Mr. Roessner under which he is eligible to receive (i) $3,500,000 in cash (which is the sum of one times his base salary and annual target bonus); (ii) his annual cash bonus for 2019; and (iii) continued vesting of his outstanding equity awards, subject to his continued compliance with customary non-competition, non-solicitation, confidentiality and non-disparagement covenants. In addition, he is entitled to receive continued payment of his base salary at the current rate of $1 million per year through December 31, 2019 in respect of his advisory services.

Appointment of Michael A. Pizzi as Chief Executive Officer. In connection with his appointment as the Company’s Chief Executive Officer, the Company has entered into a new employment agreement with Mr. Pizzi, the term of which commences on August 15, 2019 (the “Effective Date”) and ends on December 31, 2022, pursuant to which Mr. Pizzi will receive an annual base salary of $1,000,000, an annual cash performance bonus with an annual target of $2,000,000 and an annual equity performance bonus with an annual target of $4,000,000 ($2,000,000 in the form of restricted stock units (“RSUs”) and $2,000,000 in the form of performance share units (“PSUs”)). On the Effective Date, Mr. Pizzi will also receive a one-time grant of RSUs with a grant date value of $250,000 that will vest ratably on each of the first three anniversaries of the grant date and a one-time grant of PSUs with a grant date value of $250,000 which will vest on February 9, 2022.

The agreement provides that if Mr. Pizzi’s employment is terminated prior to December 31, 2022 either by the Company without “cause” or by Mr. Pizzi for “good reason” (in each case as such terms are defined in the agreement), Mr. Pizzi will be eligible to receive a lump sum payment equal to one times the sum of his base salary and annual target bonus, a pro-rated bonus for the year of termination, reimbursement of COBRA premiums for 24 months following termination, and continued vesting of certain RSUs and PSUs. If such termination occurs in connection with a “change in control” (as defined in the agreement), Mr. Pizzi will generally receive the same payments and benefits, except that he will receive a lump sum payment equal to two times the sum of his base salary and annual target bonus.

The description of the terms of Mr. Pizzi’s employment agreement set forth above is only a summary and is subject to the full terms of the agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Prior to his appointment as Chief Executive Officer, Mr. Pizzi, age 44, served as the Chief Operating Officer of the Company, responsible for finance, technology, operations, and various enterprise business services. Prior to serving as Chief Operating Officer, he served as the Company’s Chief Financial Officer, Chief Risk Officer, corporate and bank Treasurer, and held various positions in the portfolio management and derivatives functions at E*TRADE. Before joining the Company in 2003, Mr. Pizzi worked in asset/liability management at both Lehman Brothers and First Maryland Bank, as well as in capital markets research for the Federal Reserve Board. Mr. Pizzi earned a BA in economics from Ursinus College, is a CFA® charterholder, and holds the Financial Risk Manager (FRM) designation.

There are no arrangements or understandings between Mr. Pizzi and any other persons pursuant to which he was selected as Chief Executive Officer. There are also no family relationships between Mr. Pizzi and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01.          Other Items.

Press Release.  On August 14, 2019, in connection with the management changes described above under Item 5.02, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.          Financial Statements and Exhibits

Exhibit 99.1        Press Release

Exhibit 101        Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2019

E*TRADE FINANCIAL CORPORATION

By:	/s/ Lori S. Sher
Lori S. Sher
Corporate Secretary